November 29, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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DIRECTOR ROBERT SALTZMAN TO RETIRE FROM RAYMOND JAMES BOARD

ST. PETERSBURG, Fla. - The Raymond James Financial (NYSE: RJF) Board of Directors announced today that Robert P. Saltzman, an 11-year member of the Board of Directors and former chairman of the Corporate Governance, Nominating and Compensation Committee, shared his decision to not seek re-election for another term on the Board at the Annual Shareholders Meeting to be held on February 28, 2019.

“On behalf of the Board and the Raymond James family, we thank Bob for his outstanding service and guidance,” said Chairman and CEO Paul Reilly. “From the period of volatility and uncertainty of 2009-2010 to the strategic and thoughtful growth we’ve experienced during the past decade, Bob has delivered expert leadership and counsel for which we are all grateful. We wish him the best on his future endeavors.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $753 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.